Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

OPENTABLE, INC.

FIRST.                                 The name of the corporation is OpenTable, Inc. (the “Corporation”).

SECOND.                  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.  The name of its registered agent at such address is Corporation Service Company.

THIRD.                            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

FOURTH.                 The total number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock (“Common Stock”), and the par value of each such share is $0.01.

FIFTH.                                The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

SIXTH.                              Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

SEVENTH.          Any action required or permitted to be taken by the holders of Common Stock, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock.

EIGHTH.                   No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended.  No amendment, repeal or modification of, or adoption inconsistent with, this Article NINTH shall adversely affect, eliminate or reduce the effect of, any right or protection of a director that exists at the time of such amendment, modification or repeal.

NINTH.                            The Corporation shall indemnify its directors and officers, to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that except for proceedings to enforce rights to indemnification, the Corporation shall not be obliged to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation. The right to indemnification conferred by this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors of the Corporation, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article TENTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of the stockholders of the Corporation or disinterested directors of the Corporation or otherwise.

Any amendment, repeal or modification of, or adoption inconsistent with, this Article TENTH shall not adversely affect, eliminate or reduce the effect of any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.